Exhibit 23.2
- Consent of Independent Registered Public Accounting Firm -
The Board of Directors and Stockholders
First Community Bancshares, Inc.
We consent to the incorporation by reference of our report dated March 13, 2009, with respect to the consolidated financial statements as of December 31, 2008 and 2007 and for the three year period ended December 31, 2008, as well as our report dated March 13, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008 included in First Community Bancshares, Inc.’s 2008 Form 10-K incorporated by reference into First Community Bancshares, Inc’s Registration Statement on Form S-8.
Asheville, North Carolina
August 21, 2009
500 Ridgefield Court, PO Box 3049
Asheville, NC 28802-3049
Ph. 828.254.2254 Fx. 828.254.6859
www.dixon-hughes.com